Exhibit 21

                        Subsidiaries of the Registrant


                                            Jurisdiction of
          Name                               Incorporation
          ----                              ---------------


Wolohan Lumber Co. of Michigan, LLC             Michigan

Wolohan Lumber Co. LLC                          Indiana

Wolohan Indiana Co.                             Michigan